Exhibit 10.19

FIRST AMENDMENT TO

EXECUTIVE EMPLOYMENT AND NONCOMPETITION AGREEMENT

This First Amendment to Executive Employment and Noncompetition Agreement is dated as of March 21, 2014, and amends the Executive Employment and Noncompetition Agreement dated May 25, 2011 (“Agreement”), between PMI Holdings, Inc. (“Company”) and Ken Calwell (the “Executive”).

WHEREAS, the Company and Executive entered into that certain Executive Employment and Non-Competition Agreement dated as of May 25, 2011;

WHEREAS, the parties now desire to amend the Agreement as set forth herein;

WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company;

WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be available to the Company, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement to be effective on June 6, 2011 (the “Effective Date”). Executive’s employment with the Company shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until the sixth anniversary of the Effective Date (the Employment Period”). On the sixth anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall be automatically extended for an additional twelve-month period; provided, however, the Company or the Executive may elect to terminate the automatic extension of the Employment Period by giving written notice of such election not less than ninety (90) days prior to the end of the then current Employment Period.”

2. Section 5.2(a) is hereby deleted in its entirety and replaced with the following:

“(a) the Company shall, commencing on the date of such termination of employment, and continuing for two years thereafter, pay to the Executive an amount (the “Two-Year Payment”) equal to the sum of (A) the Base Salary in effect as of the effective date of such termination and (B) an amount equal to his Annual Bonus, if any, for the calendar year prior to the calendar year in which his employment is terminated, payable in semi-monthly installments.”

Except as modified, all terms of the Agreement remain in effect. In the event of a conflict between the terms of the Agreement and this First Amendment, the First Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:

PMI HOLDINGS, INC.

By:	/s/ Mark Hutchens
Mark Hutchens, Chief Financial Officer

EXECUTIVE:

/s/ Ken Calwell
Ken Calwell

2